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                                                                   EXHIBIT 10.1

                               GENZYME VENTURES II


                  Amended and Restated Joint Venture Agreement





















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                                TABLE OF CONTENTS

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      ARTICLE 1.  GENERAL PROVISIONS........................................  1
            Section 1.1  Formation of Joint Venture.........................  1
            Section 1.2  Name of the Venture................................  1
            Section 1.3  Business of the Venture............................  1
            Section 1.4  Place of Business of the Venture...................  1
            Section 1.5  Duration of the Venture............................  1
            Section 1.6  Venturers' Names and Addresses.....................  1
            Section 1.7  Title to Venture Property.......................... 19
            Section 1.8  Filing of Certificates............................. 19
            Section 1.9  Definitions........................................ 19

      ARTICLE 2.  CAPITAL CONTRIBUTIONS..................................... 19
            Section 2.1  Capital Contributions.............................. 19

      ARTICLE 3.  ALLOCATION OF PROFITS AND LOSSES.......................... 19
            Section 3.1  Profits and Losses................................. 19
            Section 3.2  Capital Account Balance............................ 20
            Section 3.3  Qualified Income Offset............................ 20
            Section 3.4  General............................................ 21

      ARTICLE 4.  DISTRIBUTIONS............................................. 21
            Section 4.1  Distributable Cash................................. 21
            Section 4.2  Distribution of Distributable Cash................. 21

      ARTICLE 5.  MANAGEMENT................................................ 21
            Section 5.1  Management of the Venture.......................... 21
            Section 5.2  Ownership of Information........................... 22
            Section 5.3  Authority of the Venturers......................... 22
            Section 5.4  Loans to the Venture by Genzyme or its Affiliates.. 25
            Section 5.5  Right of Public to Rely on Authority of Venturers.. 25
            Section 5.6  Services of Venturers.............................. 25
            Section 5.7  Liability of the Venturers......................... 25
            Section 5.8  No Compensation; Reimbursement..................... 26
            Section 5.9  Continued Development.............................. 26
            Section 5.10 Contracts with the Venturers or Their Affiliates;
                         Compensation to Genzyme............................ 27
            Section 5.11 Inventory.......................................... 28
            Section 5.12 Accounts Payable................................... 29
            Section 5.13 Insurance.......................................... 29

      ARTICLE 6.  BOOKS, RECORDS AND BANK ACCOUNTS.......................... 29
            Section 6.1  Books and Records.................................. 29
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            Section 6.2  Accounting Basis and Fiscal Year................... 29
            Section 6.3  Reports............................................ 30
            Section 6.4  Bank Accounts...................................... 30
            Section 6.5  Tax Returns........................................ 31
            Section 6.6  Tax Elections...................................... 31
            Section 6.7  Tax Matters Partner................................ 31

      ARTICLE 7.  ACCESS TO AND RETURN OF TECHNOLOGY........................ 31
            Section 7.1  Access to Technology............................... 31
            Section 7.2  Return of Technology............................... 31
            Section 7.3  Assignment of Sublicenses.......................... 32
            Section 7.4  Interference with Venture Business................. 32

      ARTICLE 8.  ASSIGNABILITY OF INTERESTS................................ 33
            Section 8.1  Assignment of a Venturer's Interest................ 33
            Section 8.2  Allocation of Profits, Losses and Distributions
                         Subsequent to Assignment........................... 33

      ARTICLE 9.  DISSOLUTION AND TERMINATION............................... 33
            Section 9.1  Events of Dissolution.............................. 33
            Section 9.2  Distributions Upon Liquidation..................... 35
            Section 9.3  Survival of Provisions............................. 35

      ARTICLE 10.  MISCELLANEOUS............................................ 36
            Section 10.1  Distributions and Notices......................... 36
            Section 10.2  Successors and Assigns............................ 36
            Section 10.3  Amendments........................................ 36
            Section 10.4  Partition......................................... 36
            Section 10.5  No Waiver......................................... 37
            Section 10.6  Entire Agreement.................................. 37
            Section 10.7  Captions.......................................... 37
            Section 10.8  Counterparts...................................... 37
            Section 10.9  Applicable Law.................................... 37
            Section 10.10 Severability...................................... 37
            Section 10.10 Covenants of Genzyme.............................. 38
            Section 10.11 References........................................ 38
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Schedule 1  Glossary
Schedule 2  Contributions to the Venture by the Venturers




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                  Amended and Restated Joint Venture Agreement


      This Amended and Restated Joint Venture Agreement, made as of March __, 1997 (and effective as of August 17, 1996), by and between Genzyme Corporation, a Delaware corporation ("Genzyme") and Genzyme Development Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the "Partnership"), hereinafter sometimes referred to collectively as the "Venturers" and each individually as a "Venturer."

                                WITNESSETH THAT:

      A. Genzyme and the Partnership formed a Joint Venture (the "Venture") pursuant to a Joint Venture Agreement, dated as of September 13, 1989 (the "Existing Joint Venture Agreement").

      B. The Venture was formed for the purpose of manufacturing and marketing and sublicensing third parties to manufacture and market the Products within the Territory and for use in the Field of Activity.

      C. The Venture was expected to commence active business on the date on or about which the Venture made its first commercial sale of any Product in the Field of Activity (the "Business Commencement Date").

      D. The United States Food and Drug Administration has approved a Product for sale in the Field of Activity and the Business Commencement Date occurred on or about August 17, 1996.

      E. The Venturers wish to amend and restate the Existing Joint Venture Agreement to address certain matters that by the terms of the Existing Joint Venture Agreement are to be agreed upon by them at or about the time of commencement of active business by the Venture and to address certain other matters, as more fully described herein.

      F. Contemporaneously with the execution of this Agreement, the Venture is entering into a marketing and distribution agreement (the "Distribution Agreement") with Genzyme whereby Genzyme is being appointed as the exclusive distributor for the Products within the Territory and in the Field of Activity.

      NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Partnership and Genzyme hereby agree as follows:


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                          ARTICLE 1. GENERAL PROVISIONS

      Section 1.1 Formation of Joint Venture. The Venturers have formed and established a joint venture (the "Venture") under the terms and provisions of this Agreement and the provisions of the Delaware Uniform Partnership Act (the "Partnership Act") to commence active business on the Business Commencement Date, and the rights and liabilities of the Venturers shall be as provided in this Agreement and the Partnership Act, except as herein otherwise expressly provided.

      Section 1.2 Name of the Venture. The name of the Venture shall be Genzyme Ventures II, or such other name as the Venturers from time to time may designate. The Venturers shall cause to be filed, on behalf of the Venture, such partnership or assumed or fictitious name certificate or certificates as may from time to time be required by law.

      Section 1.3 Business of the Venture. The business of the Venture is to manufacture and market and to sublicense third parties (including Affiliates of Genzyme) to manufacture and market the Products within the Territory and for use in the Field of Activity. The Venture shall not fund any research and development expenses. In furtherance of its business, the Venture shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Delaware on partnerships formed under the laws of that state, and shall do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of said state. The Venture shall engage in no other business.

      Section 1.4 Place of Business of the Venture. The principal place of business of the Venture shall be located at One Kendall Square, Cambridge, Massachusetts 02139.

      Section 1.5 Duration of the Venture. The Venture commenced on September 13, 1989 and shall continue until its termination in accordance with the provisions of Article 9.

      Section 1.6 Venturers' Names and Addresses. The names and addresses of the Venturers are:

            Genzyme Corporation
            One Kendall Square
            Cambridge, MA  02139

            Genzyme Development Partners, L.P.
            c/o Genzyme Development Corporation II
            One Kendall Square
            Cambridge, MA  02139


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      Section 1.7 Title to Venture Property. All property of the Venture, whether real or personal, tangible or intangible, shall be deemed to be owned by the Venture as an entity, and no Venturer, individually, shall have any ownership in such property.

      Section 1.8 Filing of Certificates. Genzyme shall file and publish all such certificates, notices, statements or other instruments required by law for the formation and operation of a joint venture in all jurisdictions where the Venture may elect to do business.

      Section 1.9 Definitions. Unless otherwise provided, each capitalized term used herein shall have the meaning assigned to it in the Glossary attached hereto as Schedule 1.

                  ARTICLE 2. CAPITAL CONTRIBUTIONS

      Section 2.1 Capital Contributions.

            (a) Each Venturer has made or will make the contributions to the capital of the Venture set forth in Schedule 2 hereto.

            (b) No interest shall accrue on any contribution to the capital of the Venture, and no Venturer shall have the right to withdraw or to be repaid any capital contributed by it, except as otherwise provided herein.

                  ARTICLE 3. ALLOCATION OF PROFITS AND LOSSES

      Section 3.1 Profits and Losses.

            (a) Before the Premarket Application Date. From the date hereof until the date on which a pre-market application or its equivalent for any Product shall have been filed by or on behalf of the Partnership with the FDA within the Territory and for use in the Field of Activity (the "Premarket Application Date"), the Venturers shall, except as required by Section 3.1(d), share profits and losses in the proportion of 50% to Genzyme and 50% to the Partnership. For Federal income tax purposes, each item of income, gain, loss, deduction or credit entering into the computation of the Venture's taxable income shall be allocated in the same proportion as are the corresponding profits or losses.

            (b) After the Premarket Application Date. After the Premarket Application Date, except as required by Section 3.1(d), (i) losses shall be allocated as follows: (A) the first $200,000 to the Partnership and then (B) 60% to Genzyme and 40% to the Partnership, provided that if and to the extent any loss allocable to the Partnership would result in the allocation of such loss to the General Partner pursuant to Section 4.1.4(ii) of the Genzyme Development Partners, L.P. Agreement of Limited


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Partnership dated as of September 13, 1989, such loss to such extent shall instead be allocated 100% to Genzyme and (ii) profits shall be allocated as follows: (A) 100% to the Partnership until it has been allocated profits in an aggregate amount equal to $5,600,000; (B) next, 100% to Genzyme until it has been allocated profits in an aggregate amount equal to $8,400,000; and (C) thereafter, 60% to Genzyme and 40% to the Partnership. For Federal income tax purposes, each item of income, gain, loss, deduction or credit entering into the computation of the Venture's taxable income shall be allocated in the same priority and amount and thereafter in the same proportion as are the corresponding profits and losses.

            (c) Determination of Profits and Losses. Profits and losses of the Venture for any year shall be determined using the accrual method of accounting and shall be equal to (i) all revenues of the Venture from any source including from the sale of Products to Genzyme pursuant to the Distribution Agreement, less (ii) (A) amounts repaid or credited by reason of rejections, return of goods, retroactive price reductions or the like and (B) all expenses incurred by the Venture, including amounts payable to Genzyme or any Affiliate thereof pursuant to the terms of this Agreement or the Distribution Agreement.

            (d) Imputed Interest. If any loan from Genzyme to the Venture shall give rise to the imputation of interest thereon for Federal income tax purposes, then any Federal income tax deductions attributable to that interest shall be allocated solely to Genzyme.

      Section 3.2 Capital Account Balance. A Venturer's capital account (a) shall be credited with (i) its contributions of cash or cash equivalents contributed to the capital of the Venture and (ii) its allocable share of Venture profits, and (b) shall be debited with (i) its allocable share of Venture losses and (ii) the amount of any distributions to it of cash or cash equivalents by the Venture. No credit or debit shall be made for contributions or distributions of any property other than cash and cash equivalents. Such capital account shall otherwise be maintained in accordance with Treasury Regulations promulgated under Section 704(b) of the Code.

      Section 3.3 Qualified Income Offset. If either Venturer unexpectedly receives an adjustment, allocation or distribution described in (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) that creates or increases a deficit balance in such Venturer's capital account, such Venturer shall be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount sufficient to eliminate such deficit balance as quickly as possible. Such allocation of items of income and gain shall be in lieu of any other method for the allocation of items of income and gain provided hereunder and shall continue until the deficit capital account balance is eliminated for purposes of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).


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      Section 3.4 General. The respective interests of the Venturers in the profits and losses of the Venture shall remain as set forth above unless changed by amendment to this Agreement or by an assignment of an interest in the Venture in accordance with Article 8.

                         ARTICLE 4.  DISTRIBUTIONS

      Section 4.1 Distributable Cash. The term "Distributable Cash" as used herein with respect to any quarter shall mean all cash revenues received by the Venture in such quarter, less all cash expenses of the Venture during such quarter, less any reserve or plus any other amount available for distribution, each as the Board of Directors of the General Partner may approve from time to time.

      Section 4.2 Distribution of Distributable Cash. Distributable Cash for each fiscal quarter (except for the final fiscal quarter when distributable cash shall be distributed at the time of dissolution of the Venture) shall be distributed within 60 days after the end of such quarter between the Venturers in the same priority and amounts and thereafter in the same proportion as the allocation of profits of the Venture pursuant to Article 3.

                              ARTICLE 5. MANAGEMENT

      Section 5.1 Management of the Venture.

            (a) The overall management and control of the business and affairs of the Venture shall be vested in a committee (the "Management Committee") composed of five individuals, three of whom shall be appointed by Genzyme and two of whom (the "Partnership Appointees") shall be appointed by the Partnership, after consultation with and with the reasonable approval of the Fund. The day-to-day operations of the Venture shall be managed by an individual (the "General Manager") approved by the Management Committee, and who shall be one of the three members of the Management Committee appointed by Genzyme. In managing the operations of the Venture the General Manager may delegate all or any portion of his duties to others, and may appoint such agents, advisors and consultants as he or she deems appropriate for the operations of the Venture, subject to review and approval as provided in subsection (b) of this Section 5.1 and any prior review and approval required by subsection (d) of Section 5.10.

            (b) Prior to December 31 of each year, commencing with the year in which the Business Commencement Date falls, and during the term of this Agreement, the Management Committee shall formulate and approve a business plan (each, a "Plan") for the calendar year about to commence and shall review the operations of the Venture for the calendar year then ended and make such changes in the method and plans of operation of the Venture as the Management Committee deems advisable,


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provided that such Plan shall require the approval of a majority of the
Management Committee, including at least one Partnership Appointee, and shall include a budget (each, as modified from time to time, a "Budget") for such year. The Management Committee may meet at any other time it deems advisable to review the operations of the Venture, and may appoint such agents, advisors and consultants as it deems appropriate for the performance of its duties.

            (c) Meetings of the Management Committee shall be called by the General Manager or any two members of the Management Committee, by a notice delivered to each member of the Management Committee at least five business days prior to the date of such meeting or on such shorter notice period as the members of the Management Committee shall from time to time unanimously agree. Three members of the Management Committee, at least one of which shall be a Partnership Appointee, shall constitute a quorum. Any action that could be taken by the Management Committee at a meeting duly called may be taken by the unanimous written consent of the members of the Management Committee without a meeting.

      Section 5.2 Ownership of Information. Notwithstanding any other provision of this Agreement, any information acquired by the Venture or Genzyme in the performance of this Agreement which could be useful in the development or improvement of the Products and within the Field of Activity shall be promptly provided to Genzyme for use in the Research Program pursuant to the terms of the Development Agreement for the account of the Partnership. Neither the Venture nor Genzyme shall acquire any right, title or interest in any such information, except as provided in the Development Agreement and the Cross License Agreement.

      Section 5.3 Authority of the Venturers.

            (a) Subject to any prior review and approval required by subsection
(d) of Section 5.10 and except as otherwise expressly provided in this Agreement, the Venturers are hereby granted the right, power and authority to do on behalf of the Venture all things which, in the judgment of the Management Committee, are necessary, proper or advisable to carry out the aforementioned duties and responsibilities, including, but not limited to, the right, power and authority from time to time to do the following:

                  (i) to borrow money on behalf of the Venture, provided that
(A) in the case of any such borrowing other than from Genzyme or any Genzyme Affiliate (1) all interest, fees and other amounts payable (except for any amounts in respect of principal) shall be paid by Genzyme, (2) any such loans may be secured by a security interest on assets of the Venture (other than Technology, which shall be and remain an asset of the Partnership), and (3) any such loans shall mature only on or after the date that is 365 days after the Class B Option Termination Date and shall provide that they may not be accelerated upon the insolvency or bankruptcy of (or


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other similar event with respect to) Genzyme and (B) in the case of any loan in the name of Genzyme or any Genzyme Affiliate (1) Genzyme shall, and shall cause any such Affiliate to, reloan to the Venture, in accordance with Section 5.4, or, in the case of Genzyme, at its discretion, contribute by means of a capital contribution to the Venture, the proceeds of any such loan in the name of Genzyme or such Genzyme Affiliate and (2) no such loan shall be for purposes of fulfilling Genzyme's obligation to make loans in respect of any Working Capital Deficiency under Section 2.1(a);

                  (ii) to cause to be paid all amounts due and payable by the Venture to any Person or entity;

                  (iii) to employ such agents, employees, managers, accountants, attorneys, consultants and other Persons, including either Venturer, necessary or appropriate to carry out the business and affairs of the Venture, whether or not any such Persons so employed are affiliated or related to either Venturer, and to pay reasonable fees, expenses, salaries, wages and other compensation to such Persons;

                  (iv) subject to Section 5.7, to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Venture;

                  (v) to pay any and all fees and to make any and all expenditures which are necessary or appropriate in connection with the organization of the Venture, the management of the affairs of the Venture, and the carrying out of its obligations and responsibilities under this Agreement;

                  (vi) to the extent that funds of the Venture are not immediately required for the conduct of the Venture's business, temporarily to deposit the excess funds in such bank account or accounts, or invest such funds in such interest-bearing taxable or nontaxable investments, including, without limitation, checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, government securities, securities guaranteed by United States government agencies, bankers' acceptances, Eurodollar deposits and notes, either fixed or floating rate, securities issued by money market mutual funds, deposits in members of the Federal Home Loan bank System, or commercial paper, rated A-1 or better by Standard & Poor's Corporation or Prime-1 or better by Moody's Commercial Paper Division of Moody's Investor Services, Inc., or the successor to either of them, as Genzyme determines; provided that the Venture shall not make any such deposits or investments that would require registration of the Partnership or the Venture under the Investment Company Act of 1940, as amended;

                  (vii) subject to Section 5.7, to acquire, prosecute, maintain, protect and defend or cause to be protected and defended all patents, patent and license


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rights, trade names, trademarks, copyrights and servicemarks, and all applications with respect thereto and all proprietary information which may be held by the Venture;

                  (viii) to enter into, execute, acknowledge and deliver any and all contracts, agreement or other instruments necessary or appropriate to carry on the business of the Venture as set forth herein;

                  (ix) to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Venture, unless the same are contested by the Venture; and

                  (x) to enter into agreements and engage in the transactions described in Sections 1.3 and 5.10 with Affiliates of Genzyme.

            (b) The Venturers shall not have the power, in the name of and for the account of the Venture, to grant sublicenses to or enter into other agreements with third parties for the manufacture, use and sale of Products within the Territory and in the Field of Activity except subject to Section 2.02 of the Cross License Agreement and with the approval of a majority of the Management Committee (including at least one Partnership Appointee). Any such sublicense or other agreement shall be on terms acceptable to the Partnership.

            (c) Notwithstanding any other provision of this Agreement, no one Venturer shall have the power, without the written consent of the other Venturer, to cause the Venture to enter into or otherwise become liable for or with respect to any arrangement that would result in a liquidation of the Venture otherwise than in accordance with this Agreement.

            (d) With respect to all of its obligations, powers and responsibilities under this Agreement, and subject to (i) any prior review and approval required by subsection (d) of Section 5.10 or (ii) Section 5.3(b), the Venturers are authorized to execute and deliver, for and on behalf of the Venture, such notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as the Management Committee deems proper.

            (e) Notwithstanding any other provision of this Agreement, after this date first above mentioned, neither the Venture nor the Venturers shall have the power, in the name of and for the account of the Venture, to enter into any contract or other agreement which contemplates aggregate payments by the Venture in any twelve-month period of greater than $750,000, unless such contract or agreement is approved by a majority of the Management Committee (including at least one Partnership Appointee).


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      Section 5.4 Loans to the Venture by Genzyme or its Affiliates. Without
limiting the right of either Venturer to make additional capital contributions to the Venture, Genzyme or any of its Affiliates may make loans to the Venture; provided that (a) each such loan shall neither (i) bear interest nor (ii) be secured by mortgage, pledge or other encumbrance on any assets of the Venture or otherwise and (b)(i) each such loan shall be repayable solely out of property or assets of the Venture, in accordance with the provisions of Section 9.2 and (ii) the Partnership shall neither have any personal liability on account of such loan nor shall there by any recourse to its assets in respect thereof. Nothing in this Section 5.4 shall limit the obligation of Genzyme to make loans as specified in (a) and (b) of this Section 5.4 in respect of any Working Capital Deficiency pursuant to Section 2.1(a) in accordance with the terms of (a) and
(b) of this Section 5.4.

      Section 5.5 Right of Public to Rely on Authority of Venturers. No Person shall be required to determine either Venturer's authority to make any undertaking on behalf of the Venture, or to see to the application or distribution of revenues or proceeds paid to either Venturer.

      Section 5.6 Services of Venturers. During the existence of the Venture, the Venturers shall devote such time and effort to Venture business as may be necessary to promote adequately the interests of the Venture and the mutual interests of the Venturers. It is specifically understood and agreed that neither Venturer shall be required to devote full time to Venture business and each Venturer may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, independently or with others; provided that, except as otherwise provided in or contemplated by the Development Agreement, the Cross License Agreement or herein, during the existence of the Venture (a) such ventures shall not relate to the design, development, manufacture, sale, licensing or other disposition, or sublicensing to third parties the manufacture, use and sale within the Territory for use in the Field of Activity, of the Technology or any part thereof or any product derived therefrom (including, without limitation, any Products) and (b) neither the Venture nor the other Venturer shall by virtue of this Agreement have any right, title or interest in or to such independent ventures or to the income or profits derived therefrom.

      Section 5.7 Liability of the Venturers.

            (a) No Venturer shall be liable, responsible or accountable in damages or otherwise to the Venture or the other Venturer for any act or omission performed or omitted by it in good faith on behalf of the Venture and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Venture, if and to the extent such conduct shall not constitute gross negligence or willful misconduct with respect to such act or omission. Each Venturer shall be indemnified by the Venture for any act performed by


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
such Venturer within the scope of the authority conferred upon it by this Agreement; provided that such indemnity shall be payable only if such Venturer
(i) acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Venture and Venturers, and (ii) only if such action or failure to act did not constitute gross negligence or willful misconduct. The termination of any action, suit or proceeding with respect to a Venturer by judgment, order or settlement or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such Venturer is not entitled to indemnity hereunder. Any indemnity under this Section 5.7 shall be paid from, and only to the extent of, Venture assets or insurance, and no Venturer shall have any personal liability on account thereof.

            (b) Each Venturer shall notify promptly the other of any claim, suit, action or proceeding against it or the Venture arising from the sale, use, license, sublicense or other disposition within the Territory and the Field of Activity, by or on behalf of the Venture, of the Products. The Venture shall have the right to defend, settle or compromise on behalf of itself, the Partnership or Genzyme any such claim, suit, action or proceeding. The expenses (including attorneys' fees) incurred in connection with the defense of any such claim, suit, action or proceeding shall be borne by the Venturers as follows:
60% by Genzyme and 40% by the Partnership. To the extent not covered by insurance, payment of any damages and costs finally awarded in connection with such claim, suit, action or proceeding, or of any amounts paid in settlement of such claim, suit, action or proceeding, shall be solely for the account of Genzyme.

      Section 5.8 No Compensation; Reimbursement.

            (a) The Venturers shall receive no compensation for performing their duties as Venturers under this Agreement; provided that this provision shall not affect (i) either Venturer's right to receive its share of distributions of Venture funds as set forth in Article 4, (ii) the rights of Genzyme or any Affiliate of Genzyme to be repaid its loans to the Venture, as set forth in
Section 5.4, (iii) either Venturer's right to receive compensation and other payments from the Venture as set forth in Section 5.10, or (iv) either Venturer's right to be reimbursed for payment of Venture obligations as provided in paragraph (b) of this Section 5.8.

            (b) Except as otherwise provided herein, each of the Venturers shall be entitled to receive, out of Venture funds available therefor, reimbursement of all amounts expended by such Venturer in payment of properly incurred Venture obligations paid by such Venturer out of its own funds.

      Section 5.9 Continued Development. The Partnership is authorized to continue research and development of and improvements to the Technology as set forth in the Development Agreement (the cost of which shall not be an expense of the Venture) and may retain Genzyme for this purpose. As contemplated by clause
(b) of


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Schedule 2 under the caption "The Partnership," the Partnership will provide the
Venture with the use of such improvements to the Technology during the life of the Venture.

      Section 5.10 Contracts with the Venturers or Their Affiliates; Compensation to Genzyme.

            (a) The Venture may enter into contracts for goods or services with either Venturer or any Affiliate of any Venturer. The validity of any transaction, agreement or payment involving the Venture and any of the Venturers or any Affiliate of a Venturer otherwise permitted by the terms of this Agreement shall not be affected by reason of (i) the relationship between the Venture and the Venturer or such Affiliate of the Venturer or (ii) the approval of said transaction, agreement or payment by officers or directors of the Venturer.

            (b) During the term of this Agreement, Genzyme (itself or through its Affiliates) shall manufacture all of the Venture's requirements for Products within the Field of Activity, and Genzyme shall be responsible for all aspects of the manufacturing process. Genzyme shall receive as reimbursement in respect of its manufacture of such Products within the Field of Activity (x) its actual costs of raw materials and direct cost of labor for such Products manufactured and (y) its fixed costs of manufacturing overhead and depreciation expense in an aggregate amount of (A) $6.00 per gram of HA included in "Sepracoat(TM)" and (B) $12.00 per gram of HA included in such Products other than Sepracoat(TM).

            (c) During the term of this Agreement, Genzyme shall also provide general and administrative services, which shall include all services required for the operation of the Venture. After the Premarket Application Date, in any calendar year in which the Venture's aggregate gross revenues exceed $25 million, Genzyme shall receive from the Venture, as compensation in respect of such general and administrative services, payments equal to 10% of the Venture's aggregate gross revenues for such year. Genzyme may submit invoices for such services at the end of any quarter in a calendar year in which the Budget indicates expected aggregate gross revenues in excess of $25 million. If in any calendar year payments are made pursuant to this Section 5.10(c) and either (i) the Budget for the applicable year is revised such that aggregate gross revenues are no longer expected to exceed $25 million or (ii) aggregate gross revenues for such calendar year fail to exceed $25 million, Genzyme shall refund to the Venture the aggregate amount of payments made during such year within 30 days of receiving notice of such revision or failure. Any refund payable by Genzyme to the Venture shall bear interest from the date of the initial payment until (but not including) the date the refund is paid, at an annual rate of six percent (6%), computed on the basis of a 365 or 366-day year for the actual number of days elapsed. Any amount payable to Genzyme by the Venture, pursuant to this
Section 5.10(c), at the end of a calendar year in which the Budget in effect during any of the first three calendar quarters of such year had indicated expected gross revenues of $25 million or less shall bear interest from the date that is 30 days following the end of the applicable quarter until (but not including) the date of payment of such compensation, at an annual rate of six percent (6%), computed on the basis of a 365 or 366-day year for the actual number of days elapsed.

            (d) Each Budget prepared in connection with Section 5.1(b) hereof shall contain reasonably detailed quarterly estimates of expenses of the Venture; such expenses shall include estimates of marketing and distribution expenses (the "Specified Expenses"). Amounts payable to Genzyme or any Affiliate of Genzyme for Specified Expenses in excess of the amounts for such expense categories indicated in the applicable Budget shall not be paid by or on behalf of the Venture, or deemed incurred by the Venture, unless previously approved, or subsequently ratified, by a majority of the Management Committee (including at least one Partnership Appointee).

            (e) Genzyme shall keep and maintain proper and complete reports and books of account documenting all of its and its Affiliates' expenses to be reimbursed by, or charged to, the Venture pursuant to the Distribution Agreement. Genzyme shall permit the Partnership or its representatives to have access, at their own expense, no more than once in each calendar quarter during the term of this Agreement, during regular business hours and upon reasonable notice, to such records and books for the sole purpose of determining the appropriateness of expenses charged by Genzyme or its Affiliates under the Distribution Agreement. If such examination reveals that such expenses have been overstated, any overpayment shall be promptly refunded; provided that if such examination was not conducted by an independent accountant, Genzyme shall have the right to engage an independent accountant reasonably acceptable to a majority of the Management Committee (including at least one Partnership Appointee) to verify the results of such examination. The fees and expenses of such accountant shall be paid by the Partnership unless the audit discloses that the aggregate payments charged to the Venture for the audited period are more than one hundred ten percent (110%) of the aggregate payments actually due for such period, in which case Genzyme shall pay the reasonable fees and expenses charged by the accounting firm. Any examination pursuant to this Section 5.10(e) shall be based solely on compliance with the terms of the Distribution Agreement.

            (f) Except as otherwise expressly provided, all payments by or on behalf of the Venture to Genzyme or any Affiliate of Genzyme, including, without limitation, pursuant to this Article 5 or pursuant to Distribution Agreement, shall be satisfied solely from the assets or insurance of the Venture, and the Partnership shall have no payment obligation to Genzyme or any of its Affiliates with respect to, or to make capital contributions to the Venture in order to satisfy, any such payments.

      Section 5.11 Inventory. The Venture shall use its best efforts to cause the amount of the Venture's inventory to be as low as is commercially practicable.

      Section 5.12 Accounts Payable. With respect to the Venture's accounts payable to Genzyme or any of its Affiliates, Genzyme and any Affiliate at all times shall offer the Venture payment terms and conditions (including, without limitation, the greatest number of days before such accounts payable become due and payable) at least as favorable as Genzyme or any such Affiliate shall offer to any of its customers of like business volume, provided in no event shall payment be due less than 30 days from the date of any invoice therefor.

      Section 5.13 Insurance. The Venture shall as of the Business Commencement Date maintain, with insurers or underwriters of good repute, in the name of the Venture, such insurance relating to the operations of the Venture as is customary for comparable businesses to that of the Venture to maintain, against such risks (including against product liability and (to the extent such insurance is available at commercially reasonable rates) patent infringement actions by third parties against Genzyme, the Partnership or the Venture) and pursuant to such terms (including deductible limits or self-insured retentions) as is appropriate in the prudent judgment of Genzyme. Genzyme will pay, solely for its own account, all premiums and other sums payable in respect of maintaining such insurance.

               ARTICLE 6.  BOOKS, RECORDS AND BANK ACCOUNTS

      Section 6.1 Books and Records. The Venture shall keep such books of account and other records with respect to the operations of the Venture as will sufficiently explain the transactions and financial position of the Venture and enable financial statements to be prepared in accordance with the accounting methods followed by the Venture for Federal income tax purposes and otherwise in accordance with generally accepted accounting principles and shall cause such books and other records to be kept in such manner as will enable them to be properly audited. Such books and other records shall be maintained at the principal place of business of the Venture. Both Venturers and their duly authorized representatives shall at all reasonable times have access to such books.

      Section 6.2 Accounting Basis and Fiscal Year. The Venture's books of account (i) shall be kept on an accrual basis in accordance with accounting methods followed by the Venture for Federal income tax purposes and otherwise in accordance with generally accepted accounting principles, (ii) shall reflect all Venture transactions, (iii) shall be appropriate and adequate for the Venture's business and for the carrying out of all provisions of this Agreement, and (iv) shall be closed and balanced as of the end of each fiscal year, as soon as practicable after the end of such fiscal year. The fiscal year of the Venture shall be the calendar year.

      Section 6.3 Reports.

            (a) The Venture shall deliver to each Venturer, within ninety (90) days after the end of each fiscal year, an annual report containing the following:

                  (i) a balance sheet as of the end of the Venture's fiscal year and statements of income, Venturers' equity and changes in financial position for the year then ended, each of which shall be audited and reported on by the Venture's independent certified public accountants, which shall be a nationally recognized accounting firm (and which may be the independent certified public accountants of Genzyme),

                  (ii) a general description of the activities of the Venture during such year, and

                  (iii) a report of any material transaction between the Venture and any Venturer or any of its Affiliates, including fees and compensation paid by the Venture and the products supplied and services performed by such Venturer or any such Affiliate for such fees or compensation.

            (b) Within sixty (60) days after the end of each quarter of each fiscal year, the Venture shall deliver to each Venturer a quarterly report containing a balance sheet as of the end of such quarter and a statement of income for such quarter, each of which may be unaudited but which shall be signed by the chief financial officer of Genzyme as fairly presenting the financial position of the Venture at the end of such quarter and results of operations of the Venture for such quarter and as having been prepared in accordance with the accounting methods followed by the Venture for Federal income tax purposes and otherwise in accordance with generally accepted accounting principles applied on a basis substantially consistent with that of the Venture's audited financial statements. The report shall also contain a description of any material event regarding the business of the Venture during such quarter.

            (c) Within sixty (60) days after the end of each fiscal year, the Venture shall deliver to each Venturer all information necessary for the preparation of such Venturer's Federal income tax returns, including a statement showing such Venturer's share of income, gains, losses, deductions and credits for such year for Federal income tax purposes and the amount of any distributions made to or for the account of such Venturer pursuant to this Agreement.

      Section 6.4 Bank Accounts. The Venture shall maintain accounts in one or more banks, each of which shall be a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred in connection with the business of the Venture, and in which shall be deposited any cash receipts of the Venture. All such amounts shall be and remain the property of the

Venture, and shall be received, held and disbursed for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Venture, and no other funds shall in any way be commingled with such Venture funds.

      Section 6.5 Tax Returns. The Venture shall cause income tax returns for the Venture to be prepared and timely filed with the appropriate authorities.

      Section 6.6 Tax Elections.

            (a) The Venture may elect to adjust the basis of its assets for Federal income tax purposes in accordance with Section 754 of the Code, in the event of a distribution of Venture property as described in Section 734 of the Code or a transfer by any Venturer of its interest in the Venture as described in Section 743 of the Code.

            (b) The Venture shall, on the first Federal income tax information return filed on behalf of the Venture, make a proper election under Section 174 of the Code, for purposes of completing and filing the Partnership's Federal income tax returns, which election shall not thereafter be changed, to treat research and experimental expenditures as expenses which are not chargeable to any capital account and to deduct such expenditures as an expense, as paid or incurred.

            (c) The Venture shall also, from time to time, make such other tax elections as it deems necessary or advisable to carry out the business of the Venture or the purposes of this Agreement.

      Section 6.7 Tax Matters Partner. Genzyme shall be the Venture's "tax matters partner" for purposes of the Code.

              ARTICLE 7.  ACCESS TO AND RETURN OF TECHNOLOGY

      Section 7.1 Access to Technology. Except as otherwise permitted by the Development Agreement and the Cross License Agreement, Genzyme shall be entitled to access to the Technology under this Agreement solely for the purpose of manufacturing and marketing, or sublicensing to third parties (including Affiliates of Genzyme) the manufacture, use and sale of the Products within the Territory and the Field of Activity, and for continuing research and development of improvements to the Technology as contemplated by Section 5.9.

      Section 7.2 Return of Technology. Upon termination of this Agreement, and subject to Genzyme's rights under the Development Agreement and the Cross License Agreement, Genzyme shall return to the Partnership all tangible manifestations of the Technology (and all proprietary information of the Partnership) in the possession of Genzyme or any of its Affiliates (other than the Partnership or the General Partner), and shall not make, use, sell or disclose within the Territory and the Field of Activity, any of the Technology (or any other proprietary information of the Partnership) or any products embodying or derived from the Technology (or any other proprietary information of the Partnership), and shall not assert that it has any right to prevent the Partnership or any assignee or transferee of the Partnership, from making, using, selling or disclosing within the Territory and the Field of Activity or preventing any other Person from making, using, selling or disclosing within the Territory and the Field of Activity any of the Technology, any product embodying or derived from the Technology, including, without limitation, any Product or any other proprietary information of the Partnership.

      Section 7.3 Assignment of Sublicenses.

            (a) If the Venture shall be dissolved otherwise than pursuant to
Section 9.1(a)(i), the Venture, upon such dissolution, shall assign to the Partnership all sublicenses granted to and other agreements entered into with third parties by the Venture for the manufacture, use, sale or other disposition of any Product within the Territory and the Field of Activity, and neither the Venture nor Genzyme shall assert that it has any right or power to grant further sublicenses to or enter into further agreements with third parties in respect of the manufacture, use, sale or other disposition of any Product within the Territory and the Field of Activity or that it has any right to prevent the Partnership or any licensee, assignee or transferee of the Partnership from granting sublicenses to or entering into other agreements with third parties in respect of the manufacture, use, sale or other disposition of any Product within the Territory and the Field of Activity. Notwithstanding the dissolution and liquidation of the Venture and the termination of this Agreement, all outstanding sublicenses to and agreements with third parties in respect of the manufacture, use, sale or other disposition of any Product within the Territory and the Field of Activity, shall, upon assignment to the Partnership, remain in effect in accordance with their respective terms.

            (b) If the Venture shall be dissolved pursuant to Section 9.1(a)(i), the Venture, upon such dissolution, shall assign to Genzyme all sublicenses granted to and other agreements entered into with third parties by the Venture for the manufacture, use, sale or other disposition of any Product within the Territory and the Field of Activity. Notwithstanding the dissolution and liquidation of the Venture and the termination of this Agreement, all outstanding sublicenses to and agreements with third parties in respect of the manufacture, use, sale or other disposition of any Product within the Territory and the Field of Activity, shall, upon assignment to Genzyme, remain in effect in accordance with their respective terms.

      Section 7.4 Interference with Venture Business. Sections 7.1, 7.2 and 7.3 above shall not be construed in such a manner as to cause an unwarranted or unjustified disruption of the conduct of the trade or business of the Venture.

                  ARTICLE 8.  ASSIGNABILITY OF INTERESTS

      Section 8.1 Assignment of a Venturer's Interest.

            (a) No Venturer may sell, transfer, assign, pledge or otherwise dispose of all or any part of its interest in the Venture (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the other Venturer, which consent shall not be unreasonably withheld by the other Venturer. Notwithstanding any assignment, this Agreement shall remain binding upon the assignor.

            (b) No part of the Technology that is not protected by a patent shall be disclosed to any assignee of any interest in the Venture unless the assignor of such interest shall obtain, prior to such assignment, the signed undertaking of such prospective assignee, in a form satisfactory to the non-assigning Venturer, to the effect that all of the provisions of Article 7 hereof applicable to the assigning Venturer shall apply with equal force and effect to such assignee.

      Section 8.2 Allocation of Profits, Losses and Distributions Subsequent to Assignment. The profits or losses of the Venture attributable to any interest in the Venture acquired by reason of an assignment permitted under Section 8.1, and any distributions made with respect thereto, shall be allocated between the assignor and assignee based upon the length of time during any fiscal period of the Venture, as measured by the effective date of the assignment, that the interest in the Venture so assigned was owned by each of them.

                  ARTICLE 9.  DISSOLUTION AND TERMINATION

      Section 9.1 Events of Dissolution.

            (a) The Venture shall be dissolved:

                  (i) upon the purchase by Genzyme of the Class B Interest pursuant to the Partnership Purchase Agreement;

                  (ii) if Genzyme's option under the Partnership Purchase Option Agreement to purchase the Class A Interests terminates or expires unexercised,
(A) upon the sale, license or other disposition of all or a substantial part of the Technology by the Partnership or (B) upon ninety (90) days' notice by either Venturer to the other Venturer, effective after the last day of the Joint Venture Continuation Period, whichever shall first occur;

                  (iii) upon the occurrence of an event (other than any event specified in Sections 9.1(a)(i), (ii), (iv), (v) or (vi)) that is specified under the laws of the State of Delaware as one effecting dissolution;

                  (iv) upon the dissolution (other than a dissolution following which the successor to the business of Genzyme succeeds to Genzyme's obligations under this Agreement) of Genzyme, or upon the filing by Genzyme of a voluntary petition in bankruptcy or upon an adjudication of Genzyme as bankrupt or insolvent, or upon the filing by Genzyme of any petition under any chapter of the United States Bankruptcy Code or any other present or future applicable federal, state or other statute or law regarding bankruptcy, insolvency or other relief for debtors, or Genzyme's seeking, or consenting to, or acquiescing in, the appointment of any trustee, receiver, conservator or liquidator of itself or of all, or any substantial portion of, its property or of its interest in the Venture;

                  (v) upon the mutual consent of the Venturers; provided that if Genzyme (or its assignee) exercises its option to purchase the Class A Interests pursuant to the Partnership Purchase Option Agreement, the Venture shall not be dissolved pursuant to this clause (v) before the Class B Interest (as defined in the Partnership Purchase Option Agreement) has also been purchased; and provided, further, that such agreement of the Partnership shall only be evidenced by a resolution of the Board of Directors of the General Partner; or

                  (vi) at the election of the Partnership, (x) if at any time Genzyme shall fail to supply the Partnership with any Product in sufficient quantities to meet the requirements of the Partnership, as determined in good faith by the General Partner, and such failure shall continue for 60 days after notice from the Partnership to Genzyme or (y) if on the FDA Approval Date or on each anniversary of such date, Genzyme shall fail to establish to the reasonable satisfaction of the Partnership that Genzyme is capable of and has undertaken to manufacture Products for the Venture in amounts expected to be required by the Venture as such requirements shall have been determined in good faith by the General Partner and delivered by notice to Genzyme not less than 30 days before the beginning of any such period. If the Venture is dissolved pursuant to this clause (vi), Genzyme will use reasonable commercial efforts to supply, at a reasonable profit to Genzyme, the Partnership's requirements of Products for the twelve months immediately succeeding termination.

            (b) Dissolution of the Venture shall be effective on the day on which the event occurs giving rise to the dissolution, but the Venture shall not terminate until the assets of the Venture shall have been distributed as provided herein. Notwithstanding the dissolution of the Venture, prior to the termination of the Venture, as aforesaid, the business of the Venture and the affairs of the Venturers, as such, shall continue to be governed by this Agreement. Upon dissolution and after the return to each Venturer of its contributions to the Venture in accordance with Section 7.2, any remaining assets of the Venture shall be liquidated, and the proceeds thereof shall be distributed as contemplated by this Agreement.

      Section 9.2 Distributions Upon Liquidation.

            (a) After payment of liabilities owing to creditors, including, without limitation, any liability owing to Genzyme or any of its Affiliates with respect to any loans made pursuant to Section 5.4, the Venture shall set up such reserves as its deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Venture. Said reserves may be paid over to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, when the maintenance of such reserves is no longer necessary or advisable, such reserves shall be distributed to the Venturers or their assigns in the manner set forth in subsection (b) below.

            (b) If Genzyme has a negative capital account at the time of dissolution of the Venture, Genzyme shall be required to restore to the Venture the amount of the negative balance in its capital account. If the Partnership has a negative capital account at the time of dissolution of the Venture, the Partnership shall have no obligation to restore to the Venture the amount of the negative balance in its capital account. After paying the liabilities and providing for the reserves referred to in subsection (a) of this Section 9.2, the Venture shall, by the end of the Venture's taxable year in which the Venture dissolves (or, if later, within 90 days after the date of such dissolution), distribute its remaining net assets (i) first, to the Venturers in proportion to their capital accounts until such capital accounts become zero, and (ii) second, to the Venturers in the same priority and amounts and thereafter in the same proportion as the allocation of profits as set forth in Section 3.1. If such distributions are insufficient to return to any Venturer the full amount of its capital contributions, it shall have no recourse against the other Venturer. Each Venturer shall receive its share of the net assets in cash or in kind, and the proportion of such share that is received in cash may vary from Venturer to Venturer. In the event that any part of such net assets consists of notes or accounts receivable or other non-cash assets, the Venture shall take appropriate steps to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Venture are to be distributed in kind, such assets shall be distributed on the basis of their fair market value.

      Section 9.3 Survival of Provisions. Obligations created, or required to be enforced, pursuant to Sections 7.1 (solely in respect of sublicenses granted pursuant thereto), 7.2, 7.3 and 8.1(b) shall survive the dissolution and liquidation of the Venture.

                        ARTICLE 10.  MISCELLANEOUS

      Section 10.1 Distributions and Notices. Distributions hereunder shall be sent, and notices required or permitted hereunder shall be in writing and shall be sent, to the Venturers as follows:

      If to Genzyme:          Genzyme Corporation
                              One Kendall Square
                              Cambridge, MA  02139
                              Telephone:  (617) 451-1923
                              Facsimile:  (617) 451-2454
                              Attention;  Henry A. Termeer

      If to the Partnership:  Genzyme Development Partners, L.P.
                              c/o Genzyme Development Corporation II
                              One Kendall Square
                              Cambridge, MA   02139
                              Telephone:  (617) 577-1001
                              Facsimile:  (617) 577-8093
                              Attention:  Peter Reikes


or to such other address as such Venturer may hereafter specify in writing, and shall be deemed given on the earlier of (i) physical delivery to a party and
(ii) three days after mailing by prepaid first class or express mail.

      Section 10.2 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Venturers, their respective successors, successors-in-title and assigns, and each and every successor-in-interest to any Venturer, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

      Section 10.3 Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer of each party hereto.

      Section 10.4 Partition. The Venturers hereby agree that no Venturer, nor any successor-in-interest to any Venturer, shall have the right while this Agreement remains in effect to have the property of the Venture partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Venture partitioned, and each Venturer, on behalf of itself, its successors, representatives and assigns, hereby waives any such right. It is the intention of the Venturers that during the term of this Agreement, the rights of the Venturers and their successors-in-interests, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Venturer or successor-in-interest to assign, transfer, sell or otherwise dispose of its interests in the Venture shall be subject to the limitations and restrictions of this Agreement.

      Section 10.5 No Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver. The failure of any Venturer to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Venturer's right subsequently to demand strict compliance. No consent or waiver to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

      Section 10.6 Entire Agreement. This Agreement and the Operative Agreements constitute the full and complete agreement of the parties hereto with respect to the subject matters hereof and supersede any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto.

      Section 10.7 Captions. Titles or captions of articles, sections and subsections contained in this Agreement and its table of contents are inserted only as a matter of convenience and for reference, and in no way are intended to define, limit, extend or describe the scope of this Agreement or the intent of any provision hereto.

      Section 10.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding upon both Venturers notwithstanding that both Venturers may not have signed the same counterparts.

      Section 10.9 Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

      Section 10.10 Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, (a) such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so construed or deemed amended without materially altering the intention of the parties hereto, it shall be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction and (c) the remainder of this Agreement shall remain in full force and effect.

      Section 10.10 Covenants of Genzyme. Genzyme covenants and agrees that until such time as the Venture shall be dissolved pursuant to the terms of this Agreement, it shall not, and shall not permit any of its Affiliates to, manufacture, purchase or otherwise obtain any Product for sale or other use within the Territory and the Field of Activity other than through or from the Venture.

      Section 10.11 References. Following the effective date of this Agreement, all references in the Operative Documents to the Joint Venture Agreement shall mean this Agreement.

      IN WITNESS WHEREOF, the Venturers have executed this Agreement as of the date first above mentioned.

                               GENZYME CORPORATION


                               By: /s/ Henri A. Termeer
                                   ------------------------------
                                      Name: Henri A. Termeer
                                     Title: President


                               GENZYME DEVELOPMENT
                               PARTNERS, L.P.

                               By:  Genzyme Development Corporation II,
                                      as General Partner


                               By: /s/ David J. McLachlan
                                   -------------------------------
                                      Name: David J. McLachlan
                                     Title: Treasurer

                                                                      SCHEDULE 1

                                    Glossary


     See Glossary to Joint Venture Agreement, dated as of September 13, 1989

                                                                      SCHEDULE 2

                  Contributions to the Venture by the Venturers


      Terms used in this Schedule 2 with initial capital letters are defined in the Joint Venture Agreement to which this Schedule is attached (the "Agreement") and shall have the respective meanings ascribed to them therein.


                              The Partnership

      The Partnership has contributed or will contribute to the Venture (a) the right to use the Technology until the dissolution of the Venture, for the purpose of manufacturing and marketing, and sublicensing to third parties (including Affiliates of Genzyme) the manufacturing, use and sale of the Products within the Territory for use in the Field of Activity, subject to the Cross License Agreement and (b) its agreement to permit Genzyme, on behalf of the Partnership, to improve the Technology and to provide the Venture with the use of any improvements to the Technology, during the life of the Venture. In addition, the Partnership will contribute to the Venture, within 5 days after the date of this Agreement, the sum of $200,000 to be used for working capital.


                                  Genzyme

      Genzyme has contributed or will contribute to the Venture (a) its agreement to lend to the Venture, upon the terms specified in Section 5.4 of the Agreement, funds required upon the occurrence of and in the amount of any Working Capital Deficiency, (b) its agreement to make additional capital contributions to the Venture, at any time and from time to time, to the extent that both Venturers determine that such additional contributions are required by the Venture in connection with the business of the Venture, (c) its agreement to manufacture and market, and to sublicense the manufacture, use and sale of the Products within the Territory for use in the Field of Activity (including its agreement to make available its facilities and personnel to permit the Venture to manufacture and market such Products during the term of the Agreement, as more fully described therein) and (d) the use during the term of this Agreement of such trademarks, tradenames and logos as the Venturers determine shall be necessary and advisable for manufacturing and marketing the Products within the Field of Activity.


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